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                                                                   EXHIBIT 10.14

                              RETIREMENT AGREEMENT



         This Retirement Agreement ("Agreement") is made by and between Simulation Sciences Inc. (the "Company") and Dr. Vincent S. Verneuil, Jr. ("Executive") effective as of May 1, 1996 (the "Effective Date").

         WHEREAS, Executive has rendered many years of service to and been employed by the Company;

         WHEREAS, the Executive has now decided to retire from his employment by the Company and accordingly relinquish any claims arising from or related to the employment relationship;

         WHEREAS, the Company and Executive have entered into a Confidentiality Agreement dated March 22, 1991 (the "Confidentiality Agreement");

         NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive (collectively referred to as "the Parties") hereby agree as follows:

         1. Retirement: Executive hereby retires from his positions as the Company's Secretary and Manager of Flowsheet and Organization effective as of May 1, 1996. In consideration for this Agreement, Executive's Employment Agreement with the Company dated as of December 17, 1993 is hereby terminated without any default.

         2. Retirement and Severance. The Company agrees to make payments to Executive at the rate of fourteen thousand forty-four and 58/100 Dollars ($14,044.58) per month for the time period from the effective date of his retirement through December 31, 1997 (the "Payment Period") in accordance with the Company's payroll practices. During the Payment Period, Executive will not be entitled to accrual of any employee benefits, including, but not limited to, vacation benefits or bonuses.

         3. Benefits. Executive's group insurance coverage will terminate as of May 31, 1996. Effective June 1, 1996, Executive shall be eligible to participate in the Early Retiree Medical Plan. The Company will provide Executive with an enrollment package for participation in the Early Retiree Medical Plan.

         4. Confidential Information. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Executive and the Company.


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         5. Payment of Salary. The Parties acknowledge and agree that:

                  (a) On the date of execution of this Agreement, all salary, accrued vacation and any and all other benefits, commissions or other such sums then due Executive will be paid to Executive.

                  (b) In light of the payment by the Company of all wages due, or to become due to Executive, that California Labor Code section 206.5 is not applicable to the Parties here. Said section provides in pertinent part:

                  No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

         6. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company. Executive and the Company, on behalf of themselves, and their respective heirs, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, hereby fully and forever release each other and their respective heirs, executors, officers, directors, employees, investors, shareholders, administrators, attorneys, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

                  (a) any and all claims relating to or arising from Executive's employment relationship with the Company and the termination of that relationship;

                  (b) any and all claims relating to, or arising from, Executive's right to purchase, or actual purchase of shares of stock of the Company;

                  (c) any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; negligence; and defamation;

                  (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990 and the California Fair Employment and Housing Act;

                  (e) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and


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                  (f) any and all claims for attorneys' fees and costs in excess of $50,000.

The Company and Executive agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

         7. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has at least seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired.

         8. Transition Assistance In view of the Executive's important role with the Company, the Executive will participate in up to two (2) Company employee meetings expected to be held in May 1996 as reasonably requested in order to offer his support for the officers of the Company and assist in a smooth transition, subject to the absence of scheduling conflicts.

         9. Civil Code Section 1542. The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. Executive and the Company acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         Executive and the Company, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

         10. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Executive under the terms of this Agreement. During the Payment Period, the Company will make deductions and withhold from Executive's severance payments in accordance with the Company's payroll practices and on the basis of information provided by Executive.


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         11. No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

         12. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

         13. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning Executive's separation from the Company and supersedes and replaces any and all prior agreements and understandings concerning Executive's relationship with the Company and his compensation by the Company, including but not limited to that certain Employment Agreement between the Company and the Executive dated December 17, 1993. The Confidentiality Agreement is not terminated by this Agreement.

         14. No Oral Modification. This Agreement may only be amended in writing signed by Executive and the President of the Company.

         15. Governing Law. This Agreement shall be governed by the laws of the State of California as applied to agreements entered into and performed in California solely by California residents.

         16. Effective Date. This Agreement is effective seven days after it has been signed by both Parties.

         17. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.


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         IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.


                                                      SIMULATION SCIENCES INC.


Dated:  _____________, 1996                    By: _____________________________

                                            Title: _____________________________




                                               Dr. Vincent S. Verneuil, Jr.,
                                               an individual


Dated:  _____________, 1996                    By: _____________________________
                                                   Dr. Vincent S. Verneuil, Jr.


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